EXHIBIT 32.1

February 26, 2015

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Lazard Group LLC (the “Registrant”) hereby certifies that the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

/s/ Kenneth M. Jacobs
Kenneth M. Jacobs Chairman and Chief Executive Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.